Exhibit 99.12

CONSENT OF OLE-BJØRN SJULSTAD TO BE NAMED AS A

DIRECTOR-NOMINEE

I consent to the use of my name as a Director-nominee in the “Information about VimpelCom Ltd. - Directors and Officers” section in the Registration Statement to be filed by VimpelCom Ltd. on Form F-4 and all amendments and post-effective amendments or supplements thereto, including the Prospectus contained therein.

/S/ Ole-Bjorn Sjulstad
Ole-Bjørn Sjulstad

Dated: February 4, 2010